EXHIBIT 99.01

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

of HNC Software Inc.

      In our opinion, the accompanying consolidated balance sheet of HNC Software Inc. and the related consolidated statements of operations, of cash flows and of changes in stockholders’ equity and comprehensive income (loss) present fairly, in all material respects, the financial position of HNC Software Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

San Diego, California

January 23, 2002, except as
to Note 16, to which the date is
May 23, 2002

HNC SOFTWARE INC.

CONSOLIDATED BALANCE SHEET

	December 31,

	2001	2000

	(in thousands, except per
	share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$104,679	$69,271
Marketable securities available for sale	113,231	44,779
Trade accounts receivable, net	38,969	43,856
Deferred income taxes	22,279	15,045
Other current assets	10,656	8,652

Total current assets	289,814	181,603
Marketable securities available for sale	95,815	48,453
Equity investments	9,219	14,719
Property and equipment, net	23,785	20,826
Goodwill, net	75,720	96,810
Intangible assets, net	42,942	47,522
Deferred income taxes	34,761	33,844
Other assets	5,970	3,964

	$578,026	$447,741

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$29,716	$38,675
Deferred revenue	8,807	9,876

Total current liabilities	38,523	48,551
Non-current liabilities	1,684	259
Convertible Subordinated Notes	150,000	16,357

Total liabilities	190,207	65,167

Commitments and contingencies (Notes 9 and 15)
Stockholders’ equity:
Preferred stock, $0.001 par value — 4,000 shares authorized: no shares issued or outstanding	—	—
Common stock, $0.001 par value — 120,000 shares authorized: 35,432 and 32,286 shares issued and outstanding, respectively	35	32
Common stock in treasury, at cost — 49 and 49 shares, respectively	(3,251)	(3,251)
Paid-in capital	531,667	499,705
Accumulated deficit	(140,661)	(104,209)
Notes receivable from stockholders	—	(9,049)
Unearned stock-based compensation	(238)	(577)
Accumulated other comprehensive income (loss)	267	(77)

Total stockholders’ equity	387,819	382,574

	$578,026	$447,741

See accompanying notes to consolidated financial statements.

HNC SOFTWARE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,

	2001	2000	1999

	(in thousands, except per share amounts)
Revenues:
License and maintenance	$168,626	$166,063	$155,948
Services and other	58,044	88,821	60,941

Total revenues	226,670	254,884	216,889

Operating expenses:
License and maintenance(1)	44,727	60,469	41,552
Services and other(2)	42,465	72,913	41,271
Research and development(3)	45,667	89,062	50,176
Sales and marketing(4)	44,553	76,353	46,259
General and administrative(5)	30,096	53,321	33,777
Transaction-related amortization and costs	56,556	43,734	9,158
In-process research and development	487	7,601	1,480
Restructuring and impairment charges	4,642	1,172	—

Total operating expenses	269,193	404,625	223,673

Operating loss	(42,523)	(149,741)	(6,784)
Interest income	9,137	12,924	6,299
Interest expense	(3,167)	(4,231)	(5,747)
Expense related to debt conversion	—	(12,676)	—
Other expense, net	(6,171)	(3,378)	(226)
Minority interest in losses of consolidated subsidiaries	—	7,582	722

Loss before income tax provision (benefit)	(42,724)	(149,520)	(5,736)
Income tax provision (benefit)	(6,272)	(33,102)	536

Net loss	$(36,452)	$(116,418)	$(6,272)

Earnings per share:
Basic net loss per share	$(1.06)	$(4.08)	$(0.25)

Diluted net loss per share	$(1.06)	$(4.08)	$(0.25)

Shares used in computing basic net loss per share	34,509	28,529	24,969

Shares used in computing diluted net loss per share	34,509	28,529	24,969

(1)	Includes non-cash stock-based compensation expense of $51, $2,658, and $280 in 2001, 2000, and 1999 respectively. Also includes expenses related to the Retek spin-off of $6,086 in 2000.

(2)	Includes non-cash stock-based compensation expense of $2,548 and $354 in 2000 and 1999 respectively. Also includes expenses related to the Retek spin-off of $6,603 in 2000.

(3)	Includes non-cash stock-based compensation expense of $80, $10,629, and $1,121 in 2001, 2000, and 1999 respectively. Also includes expenses related to the Retek spin-off of $12,880 in 2000.

(4)	Includes non-cash stock-based compensation expense of $50, $4,167, and $441 in 2001, 2000, and 1999 respectively. Also includes expenses related to the Retek spin-off of $5,770 in 2000.

(5)	Includes non-cash stock-based compensation expense of $295, $1,668, and $9,789 in 2001, 2000, and 1999 respectively. Also includes expenses related to the Retek spin-off of $16,846 in 2000.

See accompanying notes to consolidated financial statements.

HNC SOFTWARE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,

	2001	2000	1999

	(in thousands)
Cash Flows from Operating Activities:
Net loss	$(36,452)	$(116,418)	$(6,272)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for doubtful accounts	5,768	6,205	5,112
Depreciation and amortization	67,749	53,045	17,583
Acquired in-process research and development	487	7,601	1,480
Loss on asset impairments and dispositions	2,097	1,172	222
Other-than-temporary loss on investments	5,988	2,750	—
Non-cash stock-based compensation expense	476	15,896	11,985
Deferred income tax (benefit) provision	(8,875)	(35,384)	(4,625)
Minority interest in (losses) income of consolidated subsidiaries	—	(7,582)	(722)
Changes in assets and liabilities:
Trade accounts receivable	2,972	(40,158)	(35,606)
Deferred income taxes	801	(291)	4,645
Other assets	356	(8,753)	(4,635)
Accounts payable and accrued liabilities	(10,029)	15,954	9,750
Deferred revenue	(4,736)	39,562	5,670

Net cash provided by (used in) operating activities	26,602	(66,401)	4,587

Cash Flows from Investing Activities:
Net sales (purchases) of marketable securities	(115,135)	(18,332)	7,856
Equity investments	(250)	(4,750)	(17,225)
Repayment (issuance) of employee loans	1,500	(1,500)	(200)
Acquisitions of property and equipment	(12,529)	(25,366)	(16,093)
Restricted cash — retained portion of Blaze purchase price	(2,000)	—	—
Cash paid in business acquisitions, net of cash acquired	(25,542)	(22,773)	(5,098)

Net cash used in investing activities	(153,956)	(72,721)	(30,760)

Cash Flows from Financing Activities:
Net proceeds from issuances of HNC common stock	15,363	88,298	50,107
Net proceeds from issuances of Retek common stock	—	5,635	84,897
Repurchase of HNC common stock for treasury	—	(18,616)	(50,383)
Spin-off of Retek subsidiary	—	(30,463)	—
Payment of Retek spin-off costs	(6,863)	—	—
Proceeds from sales of receivables	500	32,585	23,711
Proceeds from repayments of stockholder notes	9,281	3,047	—
Net proceeds from issuance of Convertible Subordinated Notes	144,628	—	—
Repayment of debt and capital lease obligations		(7,367)	(78)

Net cash provided by financing activities	162,909	73,119	108,254

Effect of exchange rate changes on cash	(147)	(1,066)	(8)

Net increase (decrease) in cash and cash equivalents	35,408	(67,069)	82,073
Cash and cash equivalents at beginning of the period	69,271	136,340	54,267

Cash and cash equivalents at end of the period	$104,679	$69,271	$136,340

See accompanying notes to consolidated financial statements.

HNC SOFTWARE INC.

CONSOLIDATED STATEMENT OF CHANGES IN

STOCKHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Common Stock		Treasury Stock			Earnings	Stockholder
					Paid-in	(Accumulated	Notes
	Shares	Amount	Shares	Amount	Capital	Deficit)	Receivable

	(in thousands)
Balance at December 31, 1998	25,894	$26	—	$—	$137,182	18,481	$—

Purchase of HNC stock for treasury	(2,266)	(2)	2,266	(50,381)
Common stock options exercised	1,916	2	(1,384)	30,768	16,418
Common stock issued under Employee Stock Purchase Plan	115				2,808
Tax benefit from stock option transactions					16,993
Unearned stock- based compensation expense					21,462
Non-cash stock- based compensation expense					10,077
Effect of Retek’s initial public offering					69,539
Common stock issued for PCS earn-out	45				1,476
Unrealized gain on marketable securities, net of tax
Foreign currency translation adjustment, net of tax
Net loss						(6,272)

Balance at December 31, 1999	25,704	$26	882	$(19,613)	$275,955	$12,209	$—

Common stock options exercised	3,324	3	(1,026)	32,637	64,340		(11,857)
Purchase of HNC common stock for treasury	(250)	—	250	(18,616)
Release of FTI escrow shares into treasury	(49)		49	(1,808)
Common stock issued under Employee Stock Purchase Plan	106		(106)	4,149	(974)
Effect of common stock issued under Retek Employee Stock Purchase Plan					3,635
Tax benefit from stock option transactions					36,392
Stock-based compensation expense					9,217
Retek initial public offering costs					(243)
Spin-off of Retek subsidiary					(121,571)
Common stock issued in business
Acquisitions	1,529	1			133,200
Effect of Retek common stock issued in business acquisition					5,432
Effect of Retek common stock issued in business alliance					8,010
Common stock issued upon conversion of Subordinated Notes	1,872	2			82,319
Common stock issued for PCS earn-out	50				3,993
Interest accrued on stockholder notes							(239)
Repayment of stockholder notes							3,047
Unrealized loss on marketable securities, net of tax
Foreign currency translation adjustment, net of tax
Net loss						(116,418)

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Other
	Unearned	Comprehensive	Total	Comprehensive
	Stock-based	Income	Stockholders’	Income
	Compensation	(Loss)	Equity	(Loss)

	(in thousands)
Balance at December 31, 1998	$(2,508)	$(160)	$153,021

Purchase of HNC stock for treasury			(50,383)
Common stock options exercised			47,188
Common stock issued under Employee Stock Purchase Plan			2,808
Tax benefit from stock option transactions			16,993
Unearned stock- based compensation expense	(19,911)		1,551
Non-cash stock- based compensation expense	1,908		11,985
Effect of Retek’s initial public offering			69,539
Common stock issued for PCS earn-out			1,476
Unrealized gain on marketable securities, net of tax		2,084	2,084	2,084
Foreign currency translation adjustment, net of tax		(417)	(417)	(417)
Net loss			(6,272)	(6,272)

Balance at December 31, 1999	$(20,511)	$1,507	$249,573	$(4,605)

Common stock options exercised			85,123
Purchase of HNC common stock for treasury			(18,616)
Release of FTI escrow shares into treasury			(1,808)
Common stock issued under Employee Stock Purchase Plan			3,175
Effect of common stock issued under Retek Employee Stock Purchase Plan			3,635
Tax benefit from stock option transactions			36,392
Stock-based compensation expense	6,679		15,896
Retek initial public offering costs			(243)
Spin-off of Retek subsidiary	13,255	1,594	(106,722)
Common stock issued in business
Acquisitions			133,201
Effect of Retek common stock issued in business acquisition			5,432
Effect of Retek common stock issued in business alliance			8,010
Common stock issued upon conversion of Subordinated Notes			82,321
Common stock issued for PCS earn-out			3,993
Interest accrued on stockholder notes			(239)
Repayment of stockholder notes			3,047
Unrealized loss on marketable securities, net of tax		(2,112)	(2,112)	(2,112)
Foreign currency translation adjustment, net of tax		(1,066)	(1,066)	(1,066)
Net loss			(116,418)	(116,418)

	Common Stock		Treasury Stock			Earnings	Stockholder
					Paid-in	(Accumulated	Notes
	Shares	Amount	Shares	Amount	Capital	Deficit)	Receivable

	(in thousands)
Balance at December 31, 2000	32,286	$32	49	$(3,251)	$499,705	$(104,209)	$(9,049)

Common stock options exercised	1,047	1			11,601
Common stock issued under Employee Stock Purchase Plan	460	—			3,761
Tax benefit from stock option transactions					7,008
Establishment of deferred tax asset valuation allowance					(1,360)
Deferred tax assets – Retek spin-off adjustment					(5,346)
Stock-based compensation expense					137
Common stock issued upon conversion of Subordinated Notes	1,639	2			16,160
Interest accrued on stockholder notes							(232)
Repayment of stockholder notes							9,281
Unrealized gain on marketable securities, net of tax
Foreign currency translation adjustment, net of tax
Net loss						(36,451)

Balance at December 31, 2001	35,432	$35	49	$(3,251)	$531,666	$(140,660)	$—

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Other
	Unearned	Comprehensive	Total	Comprehensive
	Stock-based	Income	Stockholders’	Income
	Compensation	(Loss)	Equity	(Loss)

	(in thousands)
Balance at December 31, 2000	$(577)	$(77)	$382,574	$(119,596)

Common stock options exercised			11,602
Common stock issued under Employee Stock Purchase Plan			3,761
Tax benefit from stock option transactions			7,008
Establishment of deferred tax asset valuation allowance			(1,360)
Deferred tax assets – Retek spin-off adjustment			(5,346)
Stock-based compensation expense	339		476
Common stock issued upon conversion of Subordinated Notes			16,162
Interest accrued on stockholder notes			(232)
Repayment of stockholder notes			9,281
Unrealized gain on marketable securities, net of tax		491	491	491
Foreign currency translation adjustment, net of tax		(147)	(147)	(147)
Net loss			(36,451)	(36,451)

Balance at December 31, 2001	$(238)	$267	$387,819	$(36,107)

See accompanying notes to consolidated financial statements.

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

Note 1 — HNC Software Inc. and our Significant Accounting Policies

     HNC Software Inc.

      HNC is a provider of high-end analytics, decision management software and tools that enable global companies to manage customer interactions by converting data and business experiences into real-time recommendations. In this report, HNC Software Inc. is referred to as “we,” “our,” and “HNC.” Our former subsidiary Retek Inc., which we spun-off to our stockholders in September 2000, is referred to as “Retek.”

     Principles of Consolidation and Basis of Presentation

      Our consolidated financial statements include our assets, liabilities, and results of operations, as well as those of our wholly-owned subsidiaries and Retek, which was a majority-owned subsidiary prior to its spin-off in September 2000. The ownership of other interest holders in Retek was reflected as minority interest. All significant inter-company balances and transactions have been eliminated.

      The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Certain prior year amounts have been reclassified to conform to the current year presentation.

     Revenue Recognition

      Software revenue is recognized upon meeting all of the following criteria: execution of a written license agreement, contract or purchase order; delivery of software and/or authorization keys; the license fee is fixed and determinable; and collectibility of the proceeds is assessed as being probable. For multiple-element agreements, total fees are allocated to each element based on vendor-specific objective evidence of fair value or using the residual method when applicable. Allocated fees are recognized separately for each element when it is delivered, providing other criteria referenced above are met. Vendor-specific objective evidence is generally based on the price charged when an element is sold separately, or if not yet sold separately, is established by authorized management. For perpetual license and maintenance arrangements, vendor-specific objective evidence for maintenance services is determined based on contractual renewal rates for those services. For term license and maintenance arrangements, vendor-specific objective evidence for maintenance services is also determined based on contractual renewal rates for those services, and license and maintenance fees are unbundled only if the maintenance term and renewal rates are considered to be substantive.

      Revenue from perpetual and short-term periodic licenses of our software is generally recognized upon delivery. Transactional-based license fees under software license arrangements are recognized as revenue based on system usage or when fees based on system usage exceed monthly minimum license fees.

      Software maintenance fees are recognized as revenue ratably over the maintenance periods.

      Revenue from software installation and implementation and from contract services is generally recognized as the services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Contract losses are recorded as a charge to operations in the period any losses are first identified. Unbilled accounts receivable are stated at estimated realizable value.

      Transactional-based fees under network service or internally hosted software arrangements are recognized as revenue based on system usage or when fees based on system usage exceed monthly minimum license fees.

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Installation or setup fees associated with network service and internally hosted software agreements are recognized ratably over the longer of the customer contract period or estimated life of the customer relationship.

      Amounts received under contracts in advance of performance are recorded as deferred revenue and are generally recognized within one year from receipt.

     Statement of Operations Data

      Within our statement of operations, components of operating expenditures in 2001, 2000 and 1999 include stock-based compensation expense and non-recurring expenses related to our spin-off of Retek that have been classified as follows:

	Year Ended December 31,

	2001	2000	1999

Stock-Based Compensation Expense:
License and maintenance	$51	$2,658	$280
Services and other	—	2,548	354
Research and development	80	10,629	1,121
Sales and marketing	50	4,167	441
General and administrative	295	1,668	9,789

	$476	$21,670	$11,985

Expense Related to Spin-Off of Retek:
License and maintenance		$6,086
Services and other		6,603
Research and development		12,880
Sales and marketing		5,770
General and administrative		16,846

		$48,185

     Cash and Cash Equivalents

      Cash and cash equivalents include amounts on deposit with financial institutions and investments in money market accounts and commercial paper purchased with maturities of three months or less from the date of purchase. The carrying amounts of cash and cash equivalents approximate fair value because of the short-term maturities of these financial instruments.

     Marketable Securities

      Management determines the appropriate classification of our investments in marketable debt and equity securities at the time of purchase, and re-evaluates this designation at each balance sheet date. We have classified all of our marketable securities as “available for sale” and carry them at fair value with unrealized gains or losses related to these securities included in other comprehensive income (loss). Realized gains and losses on the sale of investments available for sale are determined using the specific identification method. Losses resulting from other than temporary declines in fair value are charged to operations.

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Equity Investments

      Our investments in equity securities of companies over which we do not have significant influence are accounted for under the cost method. We use the equity method to account for our investments in entities over which we have a voting interest of 20% to 50%, or over which we otherwise have the ability to exercise significant influence. Under the equity method, the investment is originally recorded at cost and adjusted to recognize our share of net earnings or losses of the investee, limited to the extent of our investment in, advances to, and financial guarantees for the investee. At December 31, 2001, all of our equity investments in other entities were accounted for under the cost method. Management periodically reviews cost-basis investments for instances where fair value is less than cost and the decline in value is determined to be other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the security is written down to fair value and the resulting loss is charged to operations.

     Sale of Receivables

      From time to time, we enter into agreements to sell an undivided interest in specifically identified trade accounts receivable. We sell these trade accounts receivable to a financial institution for a fee, based principally upon defined short-term market rates. Once sold, these receivables are not included in our trade accounts receivable balance on our consolidated balance sheet. During 2001, 2000 and 1999, we sold $500, $32,585 and $23,711 of receivables, respectively. Fees that we paid related to receivables sold totaled $10, $430 and $364 during 2001, 2000 and 1999, respectively, and are included in interest expense in our consolidated statement of operations. Effective April 1, 2001, we adopted Statement of Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“FAS 140”), issued in September 2000 by the Financial Accounting Standards Board. FAS 140 revises the standards for accounting and disclosures for securitizations and other transfers of financial assets and collateral. The adoption of this new standard did not have a significant impact on our consolidated financial position, results of operations or disclosures.

     Property and Equipment

      Property and equipment are recorded at cost less accumulated depreciation and amortization. Major renewals and improvements are capitalized, while repair and maintenance costs are expensed as incurred. Depreciation and amortization charges are calculated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease. Depreciation and amortization expense related to property and equipment totaled $10,760, $11,753 and $8,215 during 2001, 2000 and 1999, respectively. The cost and accumulated depreciation for property and equipment sold, retired or otherwise disposed of are removed from the accounts and resulting gains or losses are recorded in operations.

     Intangible Assets and Goodwill

      Intangible assets include goodwill, acquired software development costs, customer base, customer contracts, assembled work force, covenants not to compete, and trademarks. These assets resulted from our acquisitions accounted for under the purchase method of accounting (see Note 4). Amortization expense

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related to intangible assets totaled $56,444, $42,372 and $8,560 during 2001, 2000 and 1999, respectively. We amortize these assets using the straight-line method over their estimated useful lives as follows:

Estimated
Useful Life

Goodwill	3 to 5 years
Acquired software development costs	3 to 5 years
Customer base	3 to 5 years
Customer contracts	2 to 3 years
Assembled work force	3 to 5 years
Covenants not to compete	2 to 3 years
Trademarks	5 years

      We continually review the events and circumstances related to our financial performance and economic environment for factors that would provide evidence of the impairment of enterprise-level goodwill. If such factors exist, suggesting impairment, we use the market value method to determine the extent of the impairment. We will adopt the provisions of FAS 142 in the first quarter of 2002 (see “New Accounting Pronouncements” below).

     Software Development Costs

      Development costs of software to be licensed or sold that are incurred from the time technological feasibility is established until the product is available for general release to customers are capitalized and reported at the lower of cost or net realizable value. Through December 31, 2001, no significant development costs were incurred after technological feasibility was reached.

     Internal-Use Software

      Costs incurred to develop internal-use software during the application development stage are also capitalized and reported at the lower of cost or net realizable value. Application development stage costs generally include costs associated with internal-use software configuration, coding, installation and testing. Costs of significant upgrades and enhancements that result in additional functionality are also capitalized whereas costs incurred for maintenance and minor upgrades and enhancements are expensed as incurred.

     Long-lived Assets

      We assess potential impairments to our long-lived and intangible assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying amount. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value, and would be recorded as a reduction in the carrying value of the related asset and a charge to operations.

     Income Taxes

      Current income tax expense is the amount of income taxes expected to be payable for the current year, prior to the recognition of benefits from stock option deductions. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities as well as the expected future tax benefit to be derived from tax loss and tax credit carry-forwards. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

“more likely than not” to be realized in future tax returns. Tax rate changes and tax credit reinstatements are reflected in income during the period the changes are enacted.

     Stock-Based Compensation

      We measure compensation expense for our employee stock-based compensation awards using the intrinsic value method, and provide pro forma disclosures of net loss and net loss per common share as if a fair value method had been applied. Therefore, compensation cost for employee stock awards is measured as the excess, if any, of the fair value of our common stock at the grant date over the amount an employee must pay to acquire the stock. Compensation expense is amortized over the related service periods using the accelerated methodology prescribed by Financial Accounting Standards Board Interpretation No. 28. Compensation expense for awards that are forfeited is reversed against compensation expense in the period of forfeiture.

      Stock-based awards issued to non-employees are accounted for using a fair value method and are marked to fair value at each period end until the earlier of the date at which a performance commitment has been obtained or the awards are fully vested. Fair value of stock-based awards is determined using the Black-Scholes option pricing model with weighted average assumptions for dividend yield, risk-free interest rate, expected volatility, and contractual life.

     Net Loss Per Common Share

      Basic and diluted net loss per common share are computed as net loss divided by the weighted-average number of common shares outstanding during the period. For the computation of diluted net loss per common share, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

      The conversion of our 5.25% Convertible Subordinated Notes (see Note 10) outstanding during 2001 into 1,835 common shares were not included in the computation of diluted net loss per common share, as their effect in this period would have been anti-dilutive. Additionally, the conversion of our 4.75% Convertible Subordinated Notes (see Note 10) outstanding during 2000 and 1999 into 3,512 and 2,230 common shares, respectively, were not included in the computation of diluted net loss per common share, as their effect in such periods would be anti-dilutive.

      For 2001, 2000 and 1999, weighted average options to purchase shares of common stock and Employee Stock Purchase Plan equivalents of 1,860, 2,260 and 6,547 shares of common stock, respectively, were not included in the computation of diluted net loss per common share as their effect in these periods would be anti-dilutive.

     Foreign Currency Translation

      The financial statements of our international operations have been translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses. Cumulative translation gains and losses are excluded from results of operations and recorded as a separate component of other comprehensive income (loss). Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than our entity’s local currency) are recorded in operations.

     Comprehensive Income (Loss)

      Comprehensive income (loss) is the change in our equity (net assets) during each period from transactions and other events and circumstances from non-owner sources. It includes net income (loss), foreign currency translation adjustments and unrealized gains and losses, net of tax, on our investments in marketable securities.

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Concentration of Risk

      Our financial instruments that potentially expose us to concentrations of risk consist primarily of cash and cash equivalents, marketable securities and accounts receivable, which are generally not collateralized. Our policy is to place our cash, cash equivalents, and marketable securities with high credit quality financial institutions, commercial companies and government agencies in order to limit the amount of credit exposure. We enter into software license and installation agreements and commercial development contracts primarily with large customers in the services industries (financial, insurance and telecommunications). We do not require collateral from our customers, but our credit extension and collection policies include analyzing the financial condition of potential customers, establishing credit limits, monitoring payments, and aggressively pursuing delinquent accounts. We maintain allowances for potential credit losses.

     Segment Reporting

      Our operating segments are presented consistently with the way that our management organizes and evaluates financial information for making internal operating decisions and assessing performance. Certain prior year segment information has been reclassified to conform to the current year presentation (see Note 13).

     Advertising and Promotion Costs

      Advertising and promotion costs are expensed as incurred. Advertising and promotion costs totaled $3,033, $8,006 and $3,651 in 2001, 2000 and 1999, respectively, and are included in sales and marketing expense in our consolidated statement of operations.

     New Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, “Business Combinations” (“FAS 141”) and No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”). FAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under FAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of FAS 142 applied immediately to goodwill and intangible assets acquired after June 30, 2001. We will adopt all other provisions of FAS 142 in 2002. As required by FAS 142, we will assess whether goodwill within our reporting units was impaired at the date of adoption of this pronouncement, using a two-step transitional impairment test process. The first step, which we must complete by June 30, 2002, is our identification of any potential impairment as of January 1, 2002. If any potential impairment is identified in step one, we will be required to complete a second step to measure the actual amount of the impairment loss, if any, prior to December 31, 2002. We have not yet determined the impact that our full adoption of FAS 142 in 2002 will have on our consolidated financial position, results of operations or disclosures.

      In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 requires, among other things, the application of one accounting model for long-lived assets that are impaired or to be disposed of by sale. FAS 144 also revises the accounting for discontinued operations. We will adopt the provisions of FAS 144 in the first quarter of 2002. We do not expect the adoption of FAS 144 to have a significant impact on our consolidated financial position, results of operations or disclosures.

Note 2 — Initial Public Offering and Spin-Off of Retek Inc.

      On September 10, 1999, Retek filed a registration statement with the Securities and Exchange Commission relating to an initial public offering of Retek’s common stock. The offering was consummated in November 1999. In the offering, Retek sold 6,325 shares of its common stock. Prior to the offering, we transferred to Retek all of the shares of our wholly owned subsidiary, Retek Information Systems, Inc.

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On August 7, 2000, HNC’s board of directors declared a dividend of all of the shares of Retek common stock held by HNC, or 40,000 shares, to complete the spin-off of our Retek subsidiary. We received a private letter ruling from the Internal Revenue Service that HNC’s dividend of its shares of Retek common stock would be tax-free to HNC and our stockholders for U.S. federal income tax purposes. This dividend was paid on September 29, 2000 to all HNC stockholders of record as of September 15, 2000 using a distribution ratio of approximately 1.243 shares of Retek common stock for each share of HNC common stock held. Cash was paid in lieu of fractional shares. The shares of Retek common stock that we distributed in the Retek spin-off constituted all the Retek shares owned by HNC and represented approximately 83.9% of Retek’s outstanding shares as of the September 29, 2000 distribution date. As a result of our distribution of our Retek common shares, Retek is no longer affiliated with HNC. In connection with this spin-off, we eliminated net assets totaling $121,213 from our consolidated balance sheet, including cash and cash equivalents of $30,463. Additionally, we eliminated the minority interest associated with Retek of $14,491 and net equity totaling $106,722.

      In connection with the spin-off of our Retek subsidiary, we accelerated the vesting of 25 percent of the outstanding HNC stock options that would have been unvested as of the September 15, 2000 record date in order to afford our option holders the opportunity to participate in receipt of the dividend. Additionally, we offered option holders the opportunity to exercise a portion of their vested options prior to the record date through the issuance of secured, full recourse promissory notes payable to HNC (the “Stockholder Notes”). The Stockholder Notes bear interest at the rate of 10.0% per annum, and are collateralized by the underlying shares of stock. Loans totaling $11,857 were originally extended to option holders. At December 31, 2000, stockholder notes receivable totaled $9,049, net of repayments, and have been recorded as a reduction to stockholders’ equity. Such notes were repaid in 2001. In connection with the Retek dividend, we also adjusted the exercise price of all HNC stock options that were outstanding immediately following payment of the dividend. The adjusted stock option exercise prices were calculated by multiplying the pre-dividend option exercise price by the price of HNC common stock immediately after payment of the dividend, and dividing that product by the price of HNC common stock immediately before payment of the dividend. The vesting acceleration of HNC stock options and the adjustment to HNC stock option exercise prices that were greater than the closing price of HNC common stock on September 29, 2000 resulted in stock-based compensation charges (see Note 14).

      Because the adjustment to the exercise price of HNC options described above was less than the change in value of unvested HNC stock options resulting from the Retek distribution, we paid cash bonuses to employees and directors who held unvested stock options as of the record date, and recorded a related charge to operations in the amount of $40,427. These bonuses were paid out in October 2000 and January 2001.

Note 3 — Company Reorganization and Impairment Charges

      In April 2001, we announced and began to implement a reorganization that involved realigning our internal organization from a vertical market orientation to a horizontal product platform. This reorganization plan resulted in the elimination of various redundant corporate resources that existed in the previous vertical market organization structure. As a result of this reorganization, we incurred charges of $2,960 during 2001, which included severance benefits for 41 terminated employees, the write-off of certain capitalized costs associated with internal-use software no longer being used, and charges for the closure of certain office locations.

      During 2000, we recorded an impairment charge of $1,172 related to the abandonment of a lease and associated property and equipment. The impairment charge consisted of the write-off of the remaining net book value of abandoned property and equipment that was deemed to have insignificant remaining value at the time of the disposal, as well as charges associated with future facility lease cash obligations, net of estimated sublease income. During 2001, we recorded an additional charge of $1,157 associated with this leased facility,

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

resulting from the default of a sublease tenant and resultant estimated future net lease costs expected to be borne by HNC. During 2001, we also committed to the closure of an additional office facility and recorded estimated lease exit charges of $525, consisting of future facility lease cash obligations, net of estimated sublease income.

      Restructuring, impairment and related charges expensed during the 2001 and 2000 were comprised of the following:

	2000	2001			Remaining
	Expense	Expense	Total	Used	Accrual

Employee separation	$—	$345	$345	$345	$—
Facilities charges	294	2,010	2,304	553	1,751
Asset impairments	878	2,097	2,975	2,975	—
Other	—	190	190	190	—

	$1,172	$4,642	$5,814	$4,063	$1,751

      No restructuring or impairment charges were recorded in 1999. As of December 31, 2001, the remaining accrual of $1,751 consists primarily of future facility lease cash obligations, net of estimated sublease income, and other accrued expenses. Such facility lease commitments extend through 2004.

Note 4 — Acquisitions

      In September 2001, we acquired the UK-based Marketing Service Provider business unit of Chordiant Software Inc., in exchange for approximately $2,000 in cash. The MSP business unit provides marketing campaign and other customer data management services to its customers. We applied the purchase method of accounting for this acquisition, which resulted in a purchase price of $2,413, of which $1,566 was allocated to identified intangibles and goodwill as follows: $448 to customer contracts and $1,118 to goodwill. We applied FAS 142 in the recording of goodwill and identifiable intangibles. Accordingly, goodwill related to the acquisition of the Chordiant business unit will not be amortized. The goodwill and intangibles were reviewed for impairment in accordance with APB Opinion No. 17, “Intangible Assets” through December 31, 2001, prior to the adoption of FAS 142 in its entirety in 2002.

      In August 2001, we acquired certain assets of the Blaze Advisor business unit of Brokat Technologies in exchange for approximately $18,500 in cash and the assumption of certain liabilities. Blaze Advisor’s rules management technology is designed to help large organizations manage complex or frequently changing business rules. We applied the purchase method of accounting for this acquisition, which resulted in a purchase price of $21,751. The purchase price included $2,000 in restricted cash retained by HNC to provide recourse for potential future indemnification obligations of Brokat to HNC and $1,500 in assumed severance obligations, along with accrued acquisition costs. The release date of the restricted cash to Brokat is expected to occur not later than August 2002, subject to reduction by indemnification obligations of Brokat to HNC, if any. The excess of the purchase price over net liabilities assumed was $22,093, of which $487 was allocated to in-process research and development and $21,606 was allocated to identified intangibles and goodwill as follows: $10,247 to software development costs, $1,525 to customer contracts, $364 to patents and trademarks, and $9,470 to goodwill. We applied FAS 142 in the recording of goodwill and identifiable intangibles. Accordingly, goodwill related to the acquisition of Blaze will not be amortized. The goodwill and intangibles were reviewed for impairment in accordance with APB Opinion No. 17, “Intangible Assets” through December 31, 2001, prior to the adoption of FAS 142 in its entirety in 2002.

      In June 2001, we acquired two workers’ compensation compliance-reporting products and related customer base from ecDataFlow.com Inc. (“ecDataFlow”) in exchange for approximately $3,600 in cash. From ecDataFlow, we acquired OASIS, a client/ server EDI connectivity program for transmitting injury

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reports, medical bills, and insurance claims, and NIIDS, an ASP-based connectivity product that integrates with OASIS. We applied the purchase method of accounting to this acquisition, which resulted in a purchase price of $3,682, all of which was allocated to identified intangible assets and goodwill as follows: $850 to customer base, $200 to covenants not to compete, and $2,632 to goodwill.

      In April 2001, we acquired ClaimPort, Inc. (“ClaimPort”) in exchange for approximately $3,200 in cash. ClaimPort is an electronic data interchange vendor providing Web-enabled workers’ compensation injury reporting and proof of coverage services for insurance carriers, third party administrators, self-insured employers and state agencies that support workers’ compensation insurance claims processing. We applied the purchase method of accounting to this acquisition, which resulted in a purchase price of $3,474. The excess of this amount over the net liabilities assumed was $3,988, all of which was allocated to intangible assets and goodwill as follows: $220 to assembled workforce, $354 to customer base, $56 to software development costs, and $3,258 to goodwill.

      In September 2000, we acquired all of the outstanding stock and other securities of Systems/ Link Corporation (“Systems/ Link”) in exchange for the issuance of 634 shares of our common stock, including 40 underlying shares associated with stock options we exchanged, and $5,512 in cash. We placed 142 of the shares issued and $1,275 of the cash portion of the purchase price into escrow, to secure indemnification obligations of the former Systems/ Link stockholders. Systems/ Link is a software developer that creates data management solutions for large telecommunications companies, providing applications for real-time data collection, call detail record exchange, fraud control and prepaid services to carriers. We applied the purchase method of accounting for the acquisition of Systems/ Link, which resulted in a purchase price of $42,549. The excess of this amount over the net liabilities assumed was $56,416, of which $730 was allocated to in-process research and development and $55,686 was allocated to identified intangible assets and goodwill as follows: $17,060 to software development costs, $1,710 to customer base, $2,758 to assembled workforce, $310 to trademarks, $370 to covenants not to compete, and $33,478 to goodwill.

      In September 2000, we acquired all of the outstanding stock and other securities of CardAlert Services, Inc. (“CardAlert”) in exchange for the issuance of 208 shares of our common stock. We placed 42 of the shares issued into escrow to secure indemnification obligations of the former CardAlert stockholders, which we released fully in 2001. CardAlert provides ATM and debit card risk management services to domestic financial institutions and debit card networks. We applied the purchase method of accounting for the acquisition of CardAlert, which resulted in a purchase price of $12,608. The excess of this amount over the net liabilities assumed was $12,976, of which $421 was allocated to in-process research and development and $12,555 was allocated to identified intangible assets and goodwill as follows: $1,659 to software development costs, $1,220 to customer base, $1,141 to assembled workforce, $240 to covenants not to compete, and $8,295 to goodwill.

      In May 2000, Retek acquired all of the outstanding stock and other securities of HighTouch Technologies, Inc. (“HighTouch”) in exchange for the issuance of 389 shares of Retek’s common stock and $18,000 in cash. HighTouch is a provider of customized software and services relating to customer relationship management. Retek applied the purchase method of accounting for the acquisition of HighTouch, which resulted in a purchase price of $26,308. The excess of this amount over the net liabilities assumed was $30,558, of which $4,000 was allocated to in-process research and development and $26,558 was allocated to identified intangible assets and goodwill as follows: $4,800 to software development costs, $900 to customer base, $520 to assembled workforce, $1,000 to covenants not to compete, and $19,338 to goodwill.

      In April 2000, we acquired all of the outstanding stock and other securities of Celerity Technologies, Inc. (“Celerity”) in exchange for the issuance of 220 shares of our common stock and $2,400 in cash. We placed 33 of the shares issued into escrow to secure indemnification obligations of the former Celerity shareholders, which we released fully in 2001. Celerity develops and markets electronic data interchange solutions for the workers’ compensation industry. We applied the purchase method of accounting for the acquisition of

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Celerity, which resulted in a purchase price of $18,591. The excess of this amount over the net liabilities assumed was $20,769, of which $1,050 was allocated to in-process research and development and $19,719 was allocated to identified intangible assets and goodwill as follows: $860 to software development costs, $1,510 to customer base, $710 to assembled workforce, $100 to contracts, $200 to covenants not to compete, and $16,339 to goodwill.

      In March 2000, we acquired all of the outstanding stock and other securities of Onyx Technologies, Inc. (“Onyx”) in exchange for the issuance of 382 shares of our common stock, including 30 underlying shares associated with stock options we exchanged, and $1,500 in cash. We placed 105 of the shares issued and $450 of the cash portion of the purchase price into escrow to secure indemnification obligations of the former Onyx shareholders. We fully released all cash and shares from escrow during 2000 and 2001. Onyx is a provider of online data access and customer acquisition analysis for telecommunications, financial and retail service companies. We applied the purchase method of accounting for the acquisition of Onyx, which resulted in a purchase price of $49,555, of which $3,500 represented our initial 1999 investment in Onyx. The excess of this amount over the net liabilities assumed of $51,163 was allocated to identified intangible assets and goodwill as follows: $10,060 to software development costs, $3,700 to customer base, $504 to assembled workforce, $920 to covenants not to compete, and $35,979 to goodwill.

      In March 2000, we acquired all of the outstanding stock and other securities of the Center for Adaptive Systems Applications, Inc. (“CASA”) in exchange for the issuance of 226 shares of our common stock, including 80 underlying shares associated with stock options we exchanged. CASA is an advanced analytics solutions company that develops and markets account optimization and precision marketing solutions. We placed 38 of the shares issued into escrow to secure indemnification obligations of the former CASA stockholders, which we fully released in 2001. We applied the purchase method of accounting for the acquisition of CASA, which resulted in a purchase price of $23,756. The excess of this amount over the net liabilities assumed was $27,260, of which $1,400 was allocated to in-process research and development and $25,860 was allocated to identified intangible assets and goodwill as follows: $6,395 in software development costs, $898 to customer base, $700 to assembled workforce, $642 in contracts, $340 to covenants not to compete, and $16,885 to goodwill.

      In March 2000, we acquired all of the outstanding stock and other securities of Adaptive Systems Applications, Inc. (“AIM”) in exchange for 9 shares of our common stock, including 0.4 underlying shares associated with stock options we exchanged. AIM provides marketing process automation, campaign execution software, and client-to-vendor data management to direct marketers of enhancement services. We applied the purchase method of accounting for the acquisition of AIM, which resulted in a purchase price of $1,656, of which $750 represents our initial 1999 investment in AIM. The excess of this amount over the net liabilities assumed of $1,785 was allocated to identified intangible assets and goodwill as follows: $300 to assembled workforce, $300 to covenants not to compete, and $1,185 to goodwill.

      In October 1999, Retek acquired WebTrak Limited (“WebTrak”) for a cash payment of $5,333 and the issuance of a $2,667 convertible note, which was subsequently converted into shares of Retek common stock. WebTrak is a United Kingdom company that develops, markets and sells business-to-business products that enable users to publish and share a critical path on the Internet, and allow Web-based collaboration to improve the new product design and development process. The application of the purchase method of accounting for the acquisition resulted in an excess of cost over net liabilities assumed of $8,131, of which $1,480 was allocated to in-process research and development and $6,651 was allocated to identified intangible assets and goodwill as follows: $4,940 to software development costs, $180 to customer base, $240 to assembled workforce, $80 to trademarks, $1,150, to covenants not to compete, and $61 to goodwill.

      In-process research and development recorded in connection with the above-mentioned purchase transactions represents the present value of the estimated after-tax cash flows expected to be generated by purchased technologies that, as of the acquisition dates, had not yet reached technological feasibility. The cash

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

flow projections for revenues were based on estimates of relevant market sizes and growth factors, expected industry trends, the anticipated nature and timing of new product introductions, product sales cycles and the estimated life of each product’s underlying technology. Estimated operating expenses and income taxes were deducted from estimated revenue projections to arrive at estimated after-tax cash flows. Projected operating expenses include costs of revenues, marketing and selling expenses, general and administrative expenses, and research and development, including estimated costs to maintain the products once they have been introduced into the market and are generating revenue. We made our assessment of whether acquired technologies in these acquisitions were complete or under development in accordance with the guidelines prescribed by Statement of Financial Accounting Standards No. 86, Statement of Financial Accounting Standards No. 2, and Financial Accounting Standards Board Interpretation No. 4.

      The following table summarizes in the aggregate, for all purchase acquisitions during 2001, 2000 and 1999, the goodwill and identified intangible assets recorded:

	Year Ended December 31,

	2001	2000	1999

Goodwill	$16,478	$131,499	$61

Intangible Assets:
Acquired software development costs	10,303	40,834	4,940
Customer base	1,204	9,938	180
Assembled Workforce	220	6,633	240
Other	2,537	4,422	1,230

	14,264	61,827	6,590

Total	$30,742	$193,326	$6,651

      The unaudited pro forma results of operations below present the impact on our results of operations as if the Chordiant, Blaze, ecDataFlow.com and ClaimPort acquisitions had occurred on January 1, 2000, and as if the Systems/ Link, CardAlert, HighTouch, Celerity, Onyx, CASA and AIM acquisitions had occurred on January 1, 1999, instead of on their respective acquisition dates:

	Year Ended December 31,

	2001		2000		1999

		Proforma		Pro Forma		Pro Forma
	Historical	Combined	Historical	Combined	Historical	Combined

		(Unaudited)		(Unaudited)		(Unaudited)
Total revenues	$226,670	$243,948	$254,884	$307,014	$216,889	$239,690
Total net loss	(36,452)	(67,893)	(116,418)	(181,858)	(6,272)	(6,868)
Basic and diluted net loss per share	$(1.06)	$(1.97)	$(4.08)	$(6.37)	$(0.25)	$(0.26)

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5 — Composition of Certain Financial Statement Captions

	December 31,

	2001	2000

Trade accounts receivable, net:
Billed	$38,378	$41,860
Unbilled	5,598	5,593

	43,976	47,453
Less allowance for doubtful accounts and sales returns	(5,007)	(3,597)

	$38,969	$43,856

      Unbilled accounts receivable represent revenue recorded in excess of amounts billable pursuant to contract provisions and generally become billable at contractually specified dates or upon the attainment of milestones. Unbilled amounts are expected to be realized within one year. During 2001, 2000, and 1999, we reserved $5,768, $6,205, and $5,112, wrote off $5,084, $3,661, and $1,049 and recovered $148, $104, and $0 of our allowance for doubtful accounts and sales returns, respectively. During 2001 and 2000, we also increased our allowance for doubtful accounts by $578 and $300, respectively, for amounts recorded in connection with acquisitions. Additionally, in connection with the spin-off of Retek on September 29, 2000, we removed Retek’s allowance for doubtful accounts and sales returns of $5,787 from our consolidated balance sheet.

	December 31,

	2001	2000

Property and equipment, net:
Computer equipment and software	$45,998	$34,389
Furniture and fixtures	9,706	8,312
Leasehold improvements	5,060	4,897

	60,764	47,598
Less accumulated depreciation and amortization	(36,979)	(26,772)

	$23,785	$20,826

Goodwill, net:
Goodwill	142,531	126,053
Less accumulated amortization	(66,811)	(29,243)

	$75,720	$96,810

Intangible assets, net:
Acquired software development costs	51,841	41,538
Customer base	11,139	9,935
Assembled work force	6,999	6,779
Other	6,803	4,266

	76,782	62,518
Less accumulated amortization	(33,840)	(14,996)

	$42,942	$47,522

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,

	2001	2000

Accounts payable and accrued liabilities:
Accounts payable	$6,356	$5,712
Accrued payroll and related benefits	7,313	16,539
Accrued interest payable	2,753	260
Accrued external costs related to spin-off	–	6,913
Retained portion of Blaze purchase price	2,000	–
Income taxes payable	3,140	2,662
Other	8,154	6,589

	$29,716	$38,675

      The carrying amounts of accrued liabilities approximate fair value because of the short-term maturities of these financial instruments.

Note 6 — Marketable Securities

      At December 31, 2001 and 2000, our investments in marketable securities were as follows:

	December 31, 2001

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. government and federal agencies	$113,457	$137	$—	$113,594
U.S. corporate debt	92,097	797	—	92,894
Foreign corporate debt	2,544	14	—	2,558

	$208,098	$948	—	$209,046

	December 31, 2000

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. government and Federal agencies	$59,841	$13	$—	$59,854
U.S. corporate debt	30,765	111	—	30,876
U.S. corporate equity	250	—	—	250
Foreign corporate debt	2,500	2	—	2,502

	$93,356	$126	—	$93,482

      At December 31, 2001 and 2000, all foreign corporate debt investments were denominated in U.S. dollars.

      During 2000, we assessed the impairment in value of our $3,000 investment in Network Commerce Inc. to be other than temporary and, accordingly, we wrote this investment down to $250 as of December 31, 2000, representing the aggregate fair value of our investment in this entity based on the closing market price of this publicly traded security on December 31, 2000. During 2001, we assessed another other than temporary impairment in value of this investment and wrote it down to $12, representing the aggregate fair value of our investment in this entity based on the closing market price of this security on June 30, 2001. As a result of these write-downs, we recorded losses in 2001 and 2000 of $238 and $2,750, respectively, that are included in other expense, net in our statement of operations.

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7 — Equity Investments

      During 2001, we assessed the impairment in value of our investments in Burning Glass Technologies, Keylime Software and Qpass Inc. to be other than temporary and, accordingly, we wrote down such investments by $1,000, $2,000 and $2,000, respectively. Our assessment of the impairment in these investments was based upon current market conditions, liquidity and financing issues, and other business factors specific to these entities. The losses associated with these investment write-downs are included in other expense, net, in our statement of operations. Prior to their write-down, we accounted for these investments using the cost method. Our original investment in Burning Glass Technologies was made in 2000 while our original investments in Keylime Software and Qpass Inc. were made in 1999.

      In July 2000, we became a limited partner in Azure Capital Partners L.P., a venture capital investment management fund, through an initial investment of $2,250. We invested an additional $250 into this fund during 2001 and have committed to invest an additional $2,500 into this fund, which will likely be made in 2002. Our commitment to this fund will not exceed 2% of total fund ownership. This investment is being accounted for using the cost method. During 2001, we assessed the impairment in value of our investment in this fund to be other than temporary and, accordingly, we wrote it down by $750 to $1,750. Our assessment of the impairment in this investment was based principally on investment data provided by the fund managers, including reserve estimates provided by the fund. The loss associated with this investment write-down is included in other income (expense), net, in our statement of operations.

      In March 2000, we invested $1,500 to maintain our approximate 6% ownership interest in Open Solutions Inc. (“OSI”). In April 1999, we had previously invested $5,969 to purchase an approximate 6% interest in OSI. OSI is a developer of client/server core data processing solutions for community banks and credit unions. This investment is being accounted for using the cost method.

      At December 31, 2001, our remaining equity investments include our $1,750 investment in the Azure Capital Partners Venture Fund and our $7,469 investment in OSI.

Note 8 — Credit Agreement

      We have a Credit Agreement with a financial institution that provides for a $15,000 revolving line of credit through July 11, 2003. During 2001 and 2000, we had no amounts outstanding under this revolving line of credit. The agreement contains covenants that restrict our ability to pay cash dividends and make loans, advances or investments without the bank’s consent. As of December 31, 2001, we were in compliance with all covenants under this agreement. Borrowings under this agreement bear interest at the rate of LIBOR plus 0.5%, payable monthly. The applicable interest rate would have been 2.38% at December 31, 2001. Beginning in 2002, our maximum allowable borrowings under this facility will be reduced by the outstanding balance of qualified employee home equity loans made directly by the financial institution to our employees and guaranteed by us, if any and at our discretion, pursuant to an executive home equity loan guarantee program that we have adopted. The maximum amount of employee home equity loans that we may guarantee at one time is $4,000. Through December 31, 2001, there were no employee loan guarantees in place.

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9 — Operating Leases

      At December 31, 2001 we are obligated through 2007 under non-cancelable operating leases for our facilities and equipment as follows:

			Net Future
	Future Minimum	Less Sublease	Minimum Lease
	Lease Payments	Income	Payments

2002	$8,126	$(858)	$7,268
2003	5,525	(777)	4,748
2004	2,809	(65)	2,744
2005	2,259	—	2,259
2006	867	—	867
After 2006	470	—	470

	$20,056	$(1,700)	$18,356

      Our corporate headquarters lease provides for scheduled rent increases and an option to extend the lease for five years with changes to the terms of the lease agreement and a refurbishment allowance. Rent expense under operating leases totaled $7,232, $8,520 and $6,172 during 2001, 2000 and 1999, respectively, net of sublease income of $1,002, $555 and $1,286, respectively.

Note 10 — Convertible Subordinated Notes

      In August and September 2001, we issued $150,000 of 5.25% Convertible Subordinated Notes (the “2001 Notes”) that mature on September 1, 2008. Interest on the 2001 Notes is payable on March 1 and September 1 of each year, beginning March 1, 2002. The 2001 Notes are convertible by the holders into shares of our common stock at any time prior to maturity at a conversion price of $28.80 per share (subject to certain adjustments), and are subordinated in right of payment to all existing and future senior indebtedness, as defined in the indenture governing the 2001 Notes. We may redeem the 2001 Notes on or after September 5, 2004, or earlier if the price of our common stock reaches certain levels. If we redeem the 2001 Notes prior to September 1, 2007, we will also be required to pay a redemption premium as prescribed by the indenture. Net cash proceeds from the issuance of the 2001 Notes totaled $144,628 after deduction of related issuance costs including commissions, which we have capitalized and are amortizing to interest expense over the term of the 2001 Notes.

      In March 1998, we completed an offering of $100,000 of 4.75% Convertible Subordinated Notes (the “1998 Notes”), due on March 1, 2003. The 1998 Notes were originally convertible into our common stock at any time prior to the close of business on the maturity date at a conversion rate of 22.30 shares per $1,000 principal amount of the 1998 Notes (equivalent to a conversion price of $44.85 per share). We also had the right to redeem the 1998 Notes, in whole or in part, on or after March 6, 2001, at specified redemption prices (plus accrued interest). This offering resulted in net proceeds to us of $97,000 after the payment of underwriters’ commissions but before the deduction of offering expenses. During 2000, $83,643 of the 1998 Notes were converted into HNC common stock at the original conversion rate. In connection with these note conversions, we issued 1,872 shares of our common stock. Additionally, we paid $12,676 in conversion premiums to the converting note holders, which we recorded as a debt conversion charge. As of December 31, 2000, $16,357 of the 1998 Notes remained outstanding. In connection with the spin-off of our Retek subsidiary, the indenture governing the 1998 Notes required an adjustment to the conversion price of the remaining outstanding 1998 Notes. This conversion price was based upon a formula that calculated an adjusted conversion rate using the relative per common share values of HNC and Retek as of the date of the spin-off. As a result of this adjustment, the remaining 1998 Notes became convertible into our common stock

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

at a conversion rate of 100.20 shares per $1,000 principal amount of the 1998 Notes (equivalent to a conversion price of $9.98 per share). In March 2001, all remaining outstanding 1998 Notes were converted into 1,639 shares of our common stock.

      Cash amounts paid for interest related to both the 2001 and 1998 Notes totaled $380, $4,750 and $4,750 during 2001, 2000 and 1999 respectively. The aggregate fair value of the 2001 Notes at December 31, 2001 approximated their carrying amount of $150,000, as determined based upon quoted PORTAL market prices.

Note 11 — Treasury, Common and Preferred Stock

      During 2000, we repurchased 250 shares of our outstanding common stock for treasury at a cost of $18,616. During 1999, we repurchased 2,266 shares of our outstanding common stock for treasury at a cost of $50,383.

      Our Board of Directors is authorized to issue up to 4,000 shares of preferred stock and to determine the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of common stockholders will be superceded by the rights of any preferred stock holders, if preferred stock is issued in the future.

Note 12 — Income Taxes

      The income tax provision (benefit) is summarized as follows:

	Year Ended December 31,

	2001	2000	1999

Current:
Federal	$—	$—	$3,869
State	643	196	1,042
Foreign	1,960	2,282	250

Deferred:
Federal	(5,165)	(33,899)	(3,958)
State	(3,710)	(1,681)	(694)
Foreign	—	—	27

	$(6,272)	$(33,102)	$536

      Income before income tax provision (benefit) was taxed under the following jurisdictions:

	Year Ended December 31,

	2001	2000	1999

Domestic	$(48,323)	$(154,945)	$(6,521)
Foreign	5,599	5,425	785

	$(42,724)	$(149,520)	$(5,736)

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A reconciliation of the income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate to income before income tax provision (benefit) is summarized as follows:

	Year Ended December 31,

	2001	2000	1999

Amounts computed at statutory federal rate	$(14,953)	$(52,332)	$(2,008)
State income taxes, net of federal benefit	(1,904)	(965)	226
Non-deductible debt conversion expense	—	4,437	—
Non-deductible spin-off expense	—	4,820	—
Tax credit carryforwards generated	(2,462)	(1,005)	(642)
Non-deductible stock redemption compensation expense	—	—	543
Non-deductible acquired technology and amortization	13,169	12,110	1,947
Minority interest in Retek	—	(2,654)	(253)
Stock-based compensation	—	1,910	407
Other, net	(122)	577	316

Income tax provision (benefit)	$(6,272)	$(33,102)	$536

      During 2001, 2000 and 1999, we realized certain tax benefits related to nonqualified and incentive stock options in the amounts of $7,006, $36,392 and $16,993, respectively. The tax benefits from these stock option tax deductions were credited directly to paid-in capital.

      Deferred tax assets (liabilities) are summarized as follows:

	December 31,

	2001	2000

Net operating loss carryforwards	$53,688	$54,953
Tax credit carryforwards	11,194	5,713
Allowance for doubtful accounts	2,020	1,431
Deferred tax liabilities related to purchase accounting	(11,410)	(18,159)
Stock-based compensation	—	741
Other	2,866	4,210

Subtotal	58,358	48,889
Deferred tax asset valuation allowance	(1,318)	—

Net deferred tax assets	$57,040	$48,889

      During 2001, we established a valuation allowance of $1,318 on certain of our deferred tax assets with an offsetting entry to additional paid-in capital because of uncertainty regarding their realization. The valuation allowance is primarily due to the ordering rules on the use of foreign tax credits that require net operating loss carryforwards, including those generated from exercises of employee stock options, and current year foreign tax credits to be utilized before foreign tax credit carryforwards may be utilized. These ordering rules, combined with the relatively short five-year carryforward period for foreign tax credits, make it more likely than not that some of our foreign tax credit carryforwards will not be utilized before they expire. If utilized, the tax benefit of these deferred assets will be recognized as a credit to stockholders’ equity in the period of utilization. During 2001, we also recorded a $5,344 reduction to deferred tax assets with an offsetting reduction to additional paid-in capital resulting from the finalization of the allocation of certain Retek tax attributes in connection with the filing of our consolidated income tax return for calendar year 2000.

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2001, we had gross federal and state net operating loss carryforwards totaling $137,956 and $94,042, respectively. The gross federal net operating loss carryforwards include $9,542 that expires from 2005 to 2010. The balance will expire from 2018 to 2021. The gross state net operating loss carryforwards include $49,751 of gross California net operating loss carryforwards that expire from 2002 to 2006.

      At December 31, 2001, we also had $3,399 of federal research credit carryforwards that expire from 2002 to 2021, $2,378 of state research credit carryforwards that have no expiration dates, $5,113 of foreign tax credit carryforwards that expire from 2002 to 2006, and federal and state alternative minimum tax credits of $299 and $5, respectively, that have no expiration dates. Some of the acquired net operating loss and research credit carryforwards are subject to annual limitations. Should a substantial change in our ownership occur, as defined by the Tax Reform Act of 1986, there will be additional annual limitations on our utilization of net operating loss and tax credit carryforwards.

      We paid $2,026, $484 and $6,312 of income taxes, net of refunds received, during 2001, 2000, and 1999 respectively.

Note 13 — Segment Information

      In April 2001, we announced and began to implement a reorganization that involved realigning our internal organization from a vertical market orientation to a horizontal product platform. As a result, our reportable segments were changed to reflect the new method in which management primarily organizes and evaluates internal financial information to make operating decisions and assess performance, based upon the product suites of our Critical Action Technology Platform. Segment information for the years ended December 31, 2000 and 1999 has been restated to conform to our current segment presentation.

      Our Critical Action Technology Platform consists of our Efficiency, Risk and Opportunity Suites. Our Efficiency Suite enables companies to make instant, automated decisions regarding customer applications for loans, credit or services, including the ability to identify and determine customer creditworthiness. This allows companies to simultaneously reduce costs and increase the speed of the customer acquisition process. In addition, it allows companies to process large quantities of applications and claims in real time through multiple acquisition and delivery channels. Our Risk Suite enables companies to analyze the risks associated with acquiring, managing and retaining customers by analyzing patterns in customer transactions, and includes analysis of fraud, churn and bad debt. Our Opportunity Suite enables companies to analyze the opportunities associated with acquiring, managing and retaining customers by analyzing patterns in customer transactions. The Opportunity Suite can maximize customer profitability by providing cross-sell and up-sell activities and focusing marketing efforts on more profitable customers. Additionally, our “Other” segment category includes our Advanced Technology Solutions group, which primarily conducts research and development for the United States Government and other internally funded projects, as well as other miscellaneous products. Retek, which we spun-off to stockholders effective September 29, 2000, is also presented separately below.

      We do not identify or allocate our assets by operating segment. Accordingly, segment asset information is not disclosed.

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Segment revenues and contribution margins for 2001, 2000 and 1999 are as follows:

	Years Ended December 31,

	2001	2000	1999

Efficiency Suite
Total revenues	111,172	102,953	72,187
Direct segment operating expenses(1)	(63,785)	(64,842)	(50,623)

Segment contribution margin	$47,387	$38,111	$21,564

Risk Suite
Total revenues	87,888	68,426	55,773
Direct segment operating expenses(1)	(22,371)	(18,251)	(15,047)

Segment contribution margin	$65,517	$50,175	$40,726

Opportunity Suite
Total revenues	23,900	14,682	9,987
Direct segment operating expenses(1)	(14,160)	(12,062)	(5,745)

Segment contribution margin	$9,740	$2,620	$4,242

Other
Total revenues	3,710	8,908	9,783
Direct segment operating expenses(1)	(5,639)	(7,671)	(6,791)

Segment contribution margin	$(1,929)	$1,237	$2,992

Total segment contribution margin	$120,715	$92,143	$69,524

Reconciliation to operating loss:
Total segment margin	$120,715	$92,143	$69,524
Indirect operating expenses(2)	(101,077)	(82,677)	(51,367)
Retek operating loss, excluding non-cash And non-recurring charges included below(3)	—	(36,845)	(2,318)
Stock-based compensation expense	(476)	(21,670)	(11,985)
Expense related to spin-off of Retek	—	(48,185)	—
Transaction-related amortization and costs	(56,556)	(43,734)	(9,158)
In-process research and development	(487)	(7,601)	(1,480)
Restructuring and impairment charges	(4,642)	(1,172)	—

Total operating loss	$(42,523)	$(149,741)	$(6,784)
Interest income	9,137	12,924	6,299
Interest expense	(3,167)	(4,231)	(5,747)
Expense related to debt conversion	—	(12,676)	—
Other expense, net	(6,171)	(3,378)	(226)
Minority interest in losses of consolidated subsidiaries	—	7,582	722

Loss before income taxes	$(42,724)	$(149,520)	$(5,736)

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Direct segment operating expenses include direct costs such as direct labor costs related to product research and development, sales, and marketing activities, direct support and installation costs, and other product-specific costs of sales. Direct costs reflect only direct controllable expenses associated with each segment’s line of business.

(2)	Indirect operating expenses consist of costs not directly attributable to a segment, such as general and administrative expenses, corporate marketing expenses, depreciation and amortization, facilities expenses, information technology overhead costs, and other indirect, non-product specific costs.

(3)	Includes Retek revenues of $0, $59,915 and $69,159 for the years ended December 31, 2001, 2000 and 1999, respectively.

      During 2001, 2000 and 1999, one product in the Risk Suite segment accounted for 24.9%, 16.8% and 15.4% of our total revenues, respectively. During those same periods, revenues from licenses and services related to one product in the Efficiency Suite segment accounted for 21.9%, 23.5% and 20.9% of our total revenues, respectively. During 1999, one product in the Retek segment accounted for 10.1% of our total revenues.

      Revenue and long-lived assets by geographical area are summarized as follows:

	Year Ended December 31,

	2001	2000	1999

Revenue by geographical area:
United States	$185,714	$205,361	$166,505
Foreign	40,956	49,523	50,384

Total revenue	$226,670	$254,884	$216,889

	December 31,

	2001	2000

Long-lived assets by geographical area:
United States	$146,177	$168,963
Foreign	2,240	159

Total long-lived assets	$148,417	$169,122

      Our foreign revenues are derived from export sales out of the Unites States as well as sales generated directly by our foreign offices. Our total foreign revenues, derived primarily from Western Europe, Japan and Canada, represented 18.1%, 19.4% and 23.2% of total revenues in 2001, 2000 and 1999, respectively.

Note 14 — Stock Compensation Plans

      We apply the intrinsic value method of accounting for our stock-based compensation. Had compensation cost for our stock-based compensation awards been determined based on the fair value at the grant dates of

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

awards, our net loss and basic and diluted pro forma net loss per common share would have increased to the pro forma amounts indicated below:

	Year Ended December 31,

	2001	2000	1999

Net loss:
As reported	$(36,452)	$(116,418)	$(6,272)
Pro forma	$(79,938)	$(230,171)	$(43,583)
Basic and diluted net loss per common share:
As reported	$(1.06)	$(4.08)	$(0.25)
Pro forma	$(2.32)	$(8.07)	$(1.75)

     HNC Software Inc. Sponsored Plans

      We administer several employee benefit plans, both active and inactive. Our active plans include our 1995 Equity Incentive Plan, our 1995 Directors Stock Option Plan, our 1995 Employee Stock Purchase Plan, our 1998 Stock Option Plan, and our 2001 Equity Incentive Plan. Our inactive plans include our original 1987 Stock Option Plan and various plans that we acquired in conjunction with our acquisitions. These assumed plans were amended to convert their respective options into HNC options as of the respective acquisition or merger dates. While subsequent to the assumption of these plans the acquired employees participated in our own stock option plans and are subject to our plans’ terms and conditions, options issued prior to the acquisition or merger dates are subject to their respective plan terms and conditions. Our inactive plans are not discussed herein. For purposes of the discussion regarding our active plans below, “fair market value” means the closing price of our common stock on the NASDAQ National Market on the grant date.

      Our 1995 Directors Stock Option Plan (“Directors Plan”), as amended, provides for the issuance of up to 600 nonqualified stock options to our outside directors. Under the provisions of the Directors Plan, nonqualified options to purchase a minimum of 16 and a maximum of 40 shares of our common stock are granted to outside directors upon their respective dates of becoming members of the Board of Directors, and nonqualified options to purchase 16 shares of our stock will be granted on each anniversary date. Options under the Directors Plan are to be granted at the fair market value of the stock at the grant date and vest at specific times over a four-year period. As of December 31, 2001, 187 shares remained available for future grant under this plan.

      Our 1995 Equity Incentive Plan (“Incentive Plan”) as amended, provides for the issuance of up to 9,338 shares of our common stock in the form of nonqualified or incentive stock options, restricted stock or stock bonuses. Nonqualified stock options and restricted stock may be awarded at a price not less than 85% of the fair market value of the stock at the date of the award. Incentive stock options must be awarded at a price not less than 100% of the fair market value of the stock at the date of the award. Options granted under the Incentive Plan may have a term of up to ten years. We have the discretion to provide for restrictions, and the lapse of restrictions, in respect of restricted stock awards. Prior to August 1, 2001, options typically vested at the rate of 25% of the total grant per year over a four-year period; however, beginning August 1, 2001, options granted typically vest at the rate of 25% of the total grant after the first year and thereafter on a monthly ratable basis over three years. We may, at our discretion, implement a different vesting schedule with respect to any new stock option grant. At December 31, 2001, 504 shares remained available for future grant under this plan.

      Our 1998 Stock Option Plan (“1998 Plan”), as amended, provides for the issuance of up to 2,980 shares of our common stock in the form of nonqualified stock options to our employees, officers, consultants and independent advisors. Options granted under the 1998 Plan may have a term of up to ten years and through August 1, 2001 typically vested at the rate of 25% of the total grant per year over a four-year period. Beginning

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 1, 2001 options granted under this plan typically vest at the rate of 25% of the total grant after the first year and thereafter on a monthly ratable basis over three years; however, we may, at our discretion, implement a different vesting schedule with respect to any new stock option grant. At December 31, 2001, 825 shares remained available for future grant under this plan.

      Our 2001 Equity Incentive Plan (“2001 Plan”) provides for the issuance of up to 1,400 shares of our common stock in the form of nonqualified or incentive stock options, restricted stock or stock bonuses. All options granted must be awarded at a price not less than 100% of the fair market value of the stock at the date of the award. Options granted under the Incentive Plan may have a term of up to ten years. We have the discretion to provide for restrictions, and the lapse of restrictions, in respect of restricted stock awards. Options typically vest at the rate of 25% of the total grant after the first year and thereafter on a monthly ratable basis over three years; however, we may, at our discretion, implement a different vesting schedule with respect to any new stock option grant. At December 31, 2001, 829 shares remained available for future grant under this plan.

      Our 1995 Employee Stock Purchase Plan (“Stock Purchase Plan”), as amended, provides for the issuance of a maximum of 1,527 shares of common stock. Each purchase period, eligible employees may designate between 2% and 10% of their cash compensation, up to legally permitted amounts, to be deducted from their compensation for the purchase of common stock under the Stock Purchase Plan. The purchase price of the shares under the Stock Purchase Plan is equal to 85% of the lesser of the fair market value per share on the first day of the twelve-month offering period or the last day of each six-month purchase period. During 2001, 2000 and 1999, 459, 106 and 115 shares of our common stock were issued under the Stock Purchase Plan at an average price of $8.19, $29.55 and $24.46 per share, respectively. As of December 31, 2001, 280 shares were reserved for future issuance under the Stock Purchase Plan.

      Option transactions under HNC’s plans during the three years ended December 31, 2001 are summarized as follows:

		Weighted
		Average
		Exercise
	Shares	Price

Outstanding at December 31, 1998	6,474	29.84
Options granted	3,845	33.67
Options exercised	(1,916)	24.68
Options canceled	(2,368)	32.11

Outstanding at December 31, 1999	6,035	33.03
Options granted/exchanged	3,747	69.84
Options exercised	(3,227)	29.76
Options canceled	(1,249)	47.57

Outstanding at September 29, 2000(a)	5,306	57.60
Options granted	1,559	17.46
Options exercised	(98)	12.44
Options canceled	(848)	10.92

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Weighted
		Average
		Exercise
	Shares	Price

Outstanding at December 31, 2000	5,919	12.88
Options granted	2,791	22.79
Options exercised	(1,050)	10.86
Options canceled	(1,200)	15.50

Outstanding at December 31, 2001	6,460	17.00

(a)	On September 29, 2000, in connection with the spin-off of Retek, we adjusted the exercise price of all outstanding stock options in accordance with the distribution ratio discussed in Note 2. The weighted average exercise price of options outstanding at September 29, 2000 after consummation of the spin-off was $11.21.

      The fair value of each option grant under our HNC plans was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants during 2001, 2000 and 1999, respectively: dividend yield of 0.0% for all three years; risk-free interest rates of 4.36%, 6.21% and 5.47%; expected volatilities of 100% for all three years; and expected lives of 4.4, 4.1 and 4.1 years. The weighted average fair value of options granted under HNC plans during 2001, 2000 and 1999 was $16.54, $37.61 and $23.15, respectively. The fair value of the employees’ purchase rights issued pursuant to the Stock Purchase Plan were estimated using the Black-Scholes option pricing model with the following weighted average assumptions during 2001, 2000 and 1999, respectively: dividend yield of 0.0% for all three years; risk-free interest rates of 3.29%, 6.18% and 4.98%; expected volatilities of 100% for all three years; and an expected life of 6 months for all three years. The weighted average fair value of those purchase rights granted in 2001, 2000 and 1999 was $11.91, $7.29 and $16.66, respectively.

      Employee stock options exercisable under HNC’s plans at December 31, 2001, 2000 and 1999 were 1,298, 900, and 986, respectively. The following table summarizes information about employee stock options outstanding at December 31, 2001 under HNC’s plans:

	Options Outstanding			Options Exercisable

		Weighted
	Number	Average	Weighted	Number	Weighted
	Outstanding At	Remaining	Average	Exercisable At	Average
Range of	December 31,	Contractual	Exercise	December 31,	Exercise
Exercise Prices	2001	Life (In Years)	Price	2001	Price

$ 0.03 to $ 7.25	838	6.56	$5.88	303	$6.03
7.26 11.14	857	5.63	9.08	260	9.01
11.15 16.25	875	5.91	14.81	244	14.96
16.26 18.10	1,087	5.87	17.25	171	17.64
18.11 20.80	859	5.96	19.40	155	19.46
20.81 23.31	914	6.17	22.63	135	22.87
23.32 29.75	822	6.36	26.27	30	25.26
29.81 33.50	208	6.18	30.99	0	0

0.03 33.50	6,460	6.06	17.00	1,298	13.64

     Retek Inc. Sponsored Plans

      During 1999, Retek adopted the 1999 Equity Incentive Plan, the 1999 Director Stock Option Plan and the Employee Stock Option Exchange Program, under which options to purchase common stock in our former

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subsidiary Retek had been granted. During 1999, Retek also adopted the 1999 Employee Stock Purchase Plan, which provides for the issuance of Retek’s common stock to eligible employee participants at a purchase price equal to 85% of the lesser of the fair market value per share on the first day of the two-year offering period and the date of purchase. As a result of our September 2000 spin-off of Retek, HNC is no longer affiliated with any Retek stock compensation plans.

      During the period from January 1, 2000 through the Retek spin-off date of September 29, 2000, 464 shares of Retek common stock were issued under Retek’s employee stock purchase plan at an average price of $12.75 per share. No shares were issued under this plan during 1999. Option activity under Retek’s option plans during 1999 and during the period from January 1, 2000 through the spin-off date, is summarized as follows:

		Weighted
		Average
		Exercise
	Shares	Price

Outstanding at December 31, 1998	—	—
Options granted	7,416	10.38
Options canceled	(5)	10.00

Outstanding at December 31, 1999	7,411	10.38
Options granted	1,496	27.82
Options canceled	(247)	19.93

Outstanding at September 29, 2000(a)	8,660	13.06

(a)	As a result of the Retek spin-off, HNC has no further affiliation with Retek’s plans or underlying options, including those outstanding as of the September 29, 2000 spin-off date.

      The fair value of each option granted under Retek’s plans was estimated on the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions used for grants during the period from January 1, 2000 through the September 29, 2000 spin-off date and during 1999, respectively: dividend yield of 0.0% for both years; risk-free interest rates of 5.12% and 5.47%; expected volatility of 130% and 100%; and expected lives of 4.4 and 4.1 years. The weighted average fair value of options granted under Retek plans during the period from January 1, 2000 through September 29, 2000, and during 1999, was $24.49 and $7.62, respectively. The fair value of the employees’ purchase rights issued pursuant to Retek’s stock purchase plan in 2000 were estimated using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0.0%; risk-free interest rate of 5.50%; expected volatility of 130%; and an expected life of 6 months. The weighted average fair value of those purchase rights granted was $8.33.

     Stock-Based Compensation

      During 2001, we recorded net stock-based compensation expense totaling $0.5 million, consisting of $0.2 million in amortization of unearned stock-based compensation and $0.3 million in one-time intrinsic value charges associated with option award modifications made during the year.

      During 2000, we recorded net stock-based compensation expense totaling $21,670, consisting of $13,762 in stock-based compensation charges attributable to our Retek spin-off, which are discussed separately below, and $7,908 in additional net compensation expense. This additional net compensation expense relates primarily to the amortization of unearned stock-based compensation of $8,772 (of which $8,266 related to Retek) and also includes additional net compensation income of $864, primarily related to the reversal of

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation expense recorded in 1999 on variable awards, as a result of a decline in the fair values of these awards during 2000.

      During 1999, Retek granted stock options to employees and directors to purchase Retek common stock at an exercise price of $10.00 per share when the deemed fair market value of Retek’s common stock was $13.00 per share. As a result, Retek recorded unearned stock-based compensation totaling $21,886 representing the aggregate intrinsic value of the options on the date of grant. Additionally, during 2000, Retek recorded additional unearned stock-based compensation totaling $1,750 related to an employee option grant having an exercise price below the fair value of Retek’s common stock on the date of grant. Amortization of Retek’s unearned stock-based compensation totaled $1,908 during 1999 and $8,266 during the period from January 1, 2000 through the Retek spin-off date of September 29, 2000. Retek’s unearned stock-based compensation balance of $13,255 at September 29, 2000, net of forfeiture reductions, was removed from our consolidated equity accounts in connection with the Retek spin-off.

      During 1999, in addition to Retek’s amortization of unearned stock-based compensation as described above, we recorded stock-based compensation expense totaling $10,077. This compensation expense relates primarily to stock awards granted to former employees and non-employee consultants, of which $7,972 was calculated at intrinsic value while the remainder related to variable awards measured at fair value. The intrinsic value charge consisted primarily of a one-time charge of $6,064 related to a key employee severance agreement executed in the fourth quarter of 1999.

      The fair values of HNC’s variable awards during 2000 and 1999 were estimated using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0.0% for both years; risk-free interest rate of 5.02% and 5.23% in 2000 and 1999, respectively; volatility of 100% for both years; and expected lives from four months to one year according to the vesting date and subsequent exercise period of each option grant, and our stock prices on the various grant dates as well as on December 31, 2000 and 1999.

      In August 2000, we accelerated the vesting of 25 percent of the outstanding stock options that would have been unvested as of the September 15, 2000 record date to afford our option holders the opportunity to participate in receipt of the Retek share dividend. As a result of this award modification, we recorded a non-cash stock-based compensation charge of $6,688 during the third quarter of 2000 in accordance with Financial Accounting Standards Board Interpretation No. 44 (“FIN 44”). Additionally, as a result of the proportionate option repricing in connection with the Retek spin-off, certain options failed to qualify for fixed accounting treatment under FIN 44. As a result, we recorded a one-time charge to operations of $7,074 related to the modification and cash repurchase of options in connection with the Retek spin-off.

Note 15 — Contingencies

      Various claims arising in the course of business, seeking monetary damages and other relief, are pending. We believe that these claims will not result in a material negative impact on our results of operations, liquidity or financial condition. However, the amount of the liability associated with these claims, if any, cannot be determined with certainty.

Note 16 — Subsequent Events

      In January 2002, we acquired the Virdix software product line from Trajecta, Inc., a wholly owned subsidiary of Pavilion Technologies Inc., for a cash purchase price of $6,000 plus additional cash consideration if certain financial performance criteria are met with respect to this product during the twelve-month period following the acquisition. Virdix is an integrated analytics framework for data visualization and optimization modeling that enables businesses to develop the most optimal actions to take to maximize lifetime customer value.

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On February 26, 2002, our Board of Directors adopted a stockholder rights plan designed to protect the long-term value of HNC for its stockholders during any future unsolicited acquisition attempt. Under the rights plan, the Board declared a dividend of one preferred share purchase right for each share of the Company’s common stock outstanding on March 21, 2002 and further directed the issuance of one such right with respect to each share of our common stock that is issued after that date, except in certain circumstances.

      In March 2002, we executed an asset purchase agreement with ieWild, Inc. (“ieWild”) pursuant to which we purchased all of ieWild’s right, title and interest associated with its ieTarget software product and all related documentation and intellectual property rights for a cash purchase price of $1,000. ieTarget is a software platform that enables businesses to allocate large volumes of consumer financial products, as well as consumer merchandise, to retail consumers for the purpose of executing cross sell campaigns through telemarketing or direct mail. The asset purchase agreement was executed concurrent with the execution of a settlement agreement whereby the Company and ieWild agreed to fully dismiss and release all claims against each other pertaining to previously filed lawsuits. In May 2001, we had filed a lawsuit against ieWild for, among other things, trade secret misappropriation and inducing breach of contract based on allegations that certain of our former employees have provided ieWild with certain of our intellectual property, and in June 2001 ieWild had filed a cross-complaint against us seeking attorneys’ fees and alleging that our action was brought in bad faith.

     On April 28, 2002, we entered into an Agreement and Plan of Merger, or the “merger agreement”, with Fair, Isaac and Company, Incorporated, or “FICO”, and a wholly owned subsidiary of FICO. The merger agreement provides for FICO’s acquisition of HNC through a merger of FICO’s subsidiary into HNC that would result in HNC becoming a wholly owned subsidiary of FICO. The consummation of the merger is subject to the approval of the stockholders of HNC and FICO, receipt of necessary regulatory approvals under United States and applicable foreign antitrust laws, SEC clearance and other customary closing conditions.

     In May 2002, we acquired substantially all of the assets and assumed certain liabilities of Indemni-Med Management, LLC (“Indemni-Med”) for a cash purchase price of approximately $5,250. Indemni-Med is a provider of insurance bill review and case management services.

      We have received a copy of a complaint naming our current directors as defendants in a lawsuit filed in the Superior Court of the State of California, County of San Diego (Case No. GIC 787645). The named plaintiff in this suit is Douglas Tidwell and he seeks to act on behalf of a class of all holders of HNC’s common stock. The complaint alleges, among other things, that HNC’s directors breached their fiduciary duties to HNC’s stockholders by approving the Agreement and Plan of Merger that HNC entered into with Fair, Isaac and Company, Incorporated (“Fair, Isaac”) on April 28, 2002 and that the individual defendants engaged in self-dealing in connection with their approval of this merger transaction. The complaint seeks injunctive relief only, including enjoining consummation of the merger transaction with Fair, Isaac. The complaint does not seek an award of monetary damages, but does seek an award of attorneys’ fees and experts’ fees. HNC believes the allegations of this lawsuit are without merit, and expects that its directors will vigorously contest this action.

     As discussed in Note 1, we adopted FAS 142 on January 1, 2002. In connection with our adoption FAS 142, we reclassified $3,711 and $5,758 in net book values associated with our assembled workforce and customer base intangible assets, respectively, to goodwill. Under FAS 142, goodwill is no longer amortized but will be reviewed annually (or more frequently if impairment indicators arise) for impairment. For comparative purposes, the following table summarizes reported results for the years ended December 31, 2001, 2000 and 1999, adjusted to exclude amortization of goodwill, assembled workforce and customer base intangible assets:

	2001	2000	1999

Net income (loss):
As reported	$(36,542)	$(116,418)	$(6,272)
Amortization of goodwill, assembled workforce and customer base, net of tax impact	40,120	29,298	4,280

As adjusted	$3,578	$(87,120)	$(1,992)

Basic and diluted net income (loss) per share:
As reported	$(1.06)	$(4.08)	$(0.25)
Amortization of goodwill, assembled workforce and customer base, net of tax impact	1.16	1.03	.17

As adjusted	$.10	$(3.05)	$(0.08)

HNC SOFTWARE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17 — Quarterly Financial Information (Unaudited)

      Summarized quarterly financial information for 2001 and 2000 is as follows:

	Year Ended December 31, 2001(1)

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year

	(In Thousands)
Revenues	$53,970	$59,022	$59,127	$54,551	$226,670
Gross Profit	32,226	36,789	37,724	32,739	139,478
Operating loss	(10,186)	(10,221)	(10,015)	(12,101)	(42,523)
Net loss	(15,938)	(6,008)	(6,488)	(8,018)	(36,452)
Basic and diluted net loss per share(a)	$(0.48)	$(0.17)	$(0.18)	$(0.23)	$(1.06)

	Year Ended December 31, 2000(2)(3)

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year

	(In Thousands)
Revenues	$54,564	$67,432	$77,812	$55,076	$254,884
Gross Profit	26,896	35,349	43,543	33,609	139,397
Operating loss	(20,992)	(30,462)	(85,363)	(12,924)	(149,741)
Net loss	(12,215)	(20,145)	(78,519)	(5,539)	(116,418)
Basic and diluted net loss per share(a)	$(0.47)	$(0.75)	$(2.71)	$(0.17)	$(4.08)

(1)	Results of operations in 2001 include: i) a $0.5 million charge related to the write-off of in-process research and development in the third quarter; ii) a $4.9 million charge related to the write-down of our investments in Azure Capital Partners L.P, Keylime Software, Qpass, Inc., and Burning Glass Technologies in the third quarter; iii) a $3.0 million restructuring charge in connection with a corporate reorganization in the second quarter; and iv) a $1.7 million impairment charge associated with leased facilities in the third quarter.

(2)	Results of operations in 2000 include: i) charges of $1.4 million, $5.0 million and $1.2 million related to the write-off of in-process research and development in the first, second and third quarters, respectively; ii) $12.7 million in non-recurring debt conversion expense and $48.2 million in non-recurring Retek spin-off charges in the third quarter; and iii) a $2.8 million charge relating to the write-down of our investment in Network Commerce and a $1.2 million impairment charge related to the abandonment of a lease and associated property and equipment in the fourth quarter.

(3)	Results of operations in 2000 exclude Retek’s results of operations in the fourth quarter, as a result of our spin-off of Retek on September 29, 2000.

(4)	Net loss per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly net loss amounts per share do not equal the total for the year.